Exhibit 3.1
INTELIUS INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Intelius Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:
1. The name of the Corporation is Intelius Inc.
2. The Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of the State of Delaware on January 7, 2003.
3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of Delaware on January 9, 2008.
4. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the Corporation Law of the State of Delaware.
5. The text of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read in full as follows:
ARTICLE I – NAME
     The name of this Corporation is Intelius Inc.
ARTICLE II – REGISTERED AGENT AND OFFICE
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III – PURPOSE
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
ARTICLE IV – AUTHORIZED CAPITAL
A. Authorized Capital Stock
     This Corporation is authorized to issue 111,667,500 shares of capital stock, par value $0.0001 per share, consisting of 100,000,000 shares of Common Stock (“Common Stock”) and 11,667,500 shares of Preferred Stock (“Preferred Stock”) of which 1,667,500 shares shall be designated as Series A Preferred Stock (“Series A Preferred Stock”). The foregoing authorized capital stock reflects the elimination of the Class B Common Stock following the conversion of each outstanding share of Class B Common Stock into 1.15 shares of Common Stock of the Corporation. The Corporation’s Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, or series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
All shares of each and every class and series of capital stock of the Corporation outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation are hereby reclassified into shares of Common Stock or Series A Preferred Stock, as applicable, held in the names and amounts as listed in the stock ledger of the Corporation as of said time. A copy of such stock ledger shall be made available to any requesting holder of the capital stock of the Corporation in compliance with the provisions of Section 220 of the General Corporation Law of the State of Delaware.
B. Common Stock
     Shares of Common Stock shall have the following rights and terms, subject to the rights and preferences of holders of Preferred Stock.
     1. Dividends
     Holders of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared by the Board of Directors from time to time out of assets or funds of the corporation legally available therefore.
     2. Voting
     On all matters upon which shareholders are entitled to vote, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in its name on the transfer bonds of the corporation.
C. Series A Preferred Stock
     Subject to the rights and preferences of any additional series of Preferred Stock which may be issued in the future, the relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock are as follows:
     1. Dividends

          a. Dividends shall be payable to the holders of Series A Preferred Stock, out of funds legally available therefore, when, as, and if declared by the Board of Directors, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared and paid in any year. No dividend (except a dividend payable solely in Common Stock of the Corporation) shall be paid to the holders of Common Stock if shares of Series A Preferred Stock are outstanding.
          b. If at the time any shares of Series A Preferred Stock are converted into Common Stock there are any declared but unpaid dividends on such shares, then the Corporation at its option shall either pay the unpaid dividends or issue additional shares of Common Stock in the amount of the unpaid dividends at the applicable fair market value for such shares then in effect.
     2. Liquidation
          a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any class of Common Stock, the amount of $2.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (as so adjusted, the “Original Issue Price”), plus all declared but unpaid dividends on such shares. If the assets and funds available for distribution to the holders of the Series A Preferred Stock shall be insufficient to pay such preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
          b. After payment in full of the preferential amounts has been made to the holders of the Series A Preferred Stock, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.
          c. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) the Corporation’s sale of all or substantially all of its assets, and (ii) the acquisition of the Corporation by another entity (other than a reincorporation for the purpose of changing the Corporation’s domicile) by means of merger or other form of corporate reorganization in which the outstanding shares of this Corporation are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation as a result of which the stockholders of the Corporation immediately prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or resulting corporation.
          d. The value of any securities to be delivered to the stockholders pursuant to this Section 2 shall be determined as follows:

               (1) If listed on a national securities exchange or the National Market System of the National Association of Securities Dealers, Inc., the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;
               (2) If actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and
               (3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Corporation’s board of directors.
          e. Notwithstanding Section 1 above and this Section 2, the Corporation may at any time, out of funds legally available for such purpose, repurchase shares of Common Stock issued or held by officers, directors, employees or other service providers upon termination of their employment or services pursuant to agreements providing the Corporation such a right of repurchase, whether or not all declared dividends have been paid.
     3. Conversion
          a. Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Preferred Stock Original Issue Price by the then effective Series A Conversion Price (as defined below) for the Series A Preferred Stock (the “Series A Conversion Rate”). The “Series A Conversion Price” initially shall be equal to the Original Issue Price and shall be subject to adjustment as provided in this Section 3.
          b. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate (i) with the approval, by affirmative vote, written consent, or agreement, of the holders of at least a majority of the outstanding Series A Preferred Stock voting together as a single class, (ii) upon the voluntary conversion by the holders of not less than a majority of every series of Preferred Stock then outstanding, or (iii) upon the closing of an initial public offering of Common Stock for the account of the Corporation to the public at a price per share (prior to underwriter commissions and offering expenses) of not less than $4.00 (appropriately adjusted for any stock dividends, combinations and splits) and an aggregate offering price to the public of not less than $15,000,000 (prior to deduction of underwriter commissions and offering expenses) (a “Qualified IPO”).
          c. Mechanics of Conversion. No fractional share of Common Stock shall be issued upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock of each holder converting such shares into Common Stock shall be aggregated for purpose of applying the Series A Preferred Conversion Rate and determining the total number of shares of Common Stock issuable in respect of such converted shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for such series of Preferred Stock. Conversion of Series A Preferred Stock at the option of the holder thereof shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the shares and notice are delivered. Automatic conversion of the Series A Preferred Stock pursuant to this section shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Corporation or its transfer agent. Holders entitled to receive Common Stock upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of Series A Preferred Stock unless either (i) the certificates evidencing such shares being converted are delivered to the Corporation or its transfer agent as provided above, or (ii) the holder (A) notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and (B) executes an agreement, and at the Corporation’s election provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after the delivery of such certificates, or the agreement to indemnify in the case of a lost certificate, issue and deliver at such office to the holder of the shares of Series A Preferred Stock being converted, a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and a check payable to the holder for any cash due with respect to fractional shares.
          d. Adjustment of Conversion Price for Stock Dividends, Etc. If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, of if the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the applicable Conversion Price of any outstanding series of Preferred Stock in effect prior to such event shall be proportionately decreased upon the occurrence of such event. If the outstanding shares of Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price of any outstanding series of Preferred Stock in effect prior to such event shall be proportionately increased upon the occurrence of such event.
          e. Adjustments for Other Distributions. If the Corporation fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock (excluding any distribution in which the Series A Preferred Stock participates on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section 3), then in each such case provision shall be made so that the holders of Series A Preferred Stock receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this Section 3.
          f. Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than an event treated under Section 2 as a liquidation, dissolution or winding up, and events for which adjustment is made pursuant to Sections 3(d) or 3(e) above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or change, be adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of such other class or series that such holders would have been entitled to receive in such reclassification, capital reorganization or change for the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Series A Preferred Stock immediately prior to such reclassification, capital reorganization or change.
          g. Special One-Time Adjustment for Dilutive Financing. In the event that the Corporation issues and sells Preferred Stock (“New Preferred”), within twelve (12) months after the date of first issuance of any shares of Series A Preferred Stock, at a price per share less than the Series A Conversion Price then in effect, then the Series A Conversion Price shall be reduced, on a one time basis, to be equal to the price per share at which the New Preferred was issued; provided, however, that no such adjustment of the Series A Conversion Price shall be made with respect to any shares of Series A Preferred Stock held by a stockholder (a “Non-Participating Stockholder”) who (i) had previously entered into an agreement with the Corporation granting such stockholder a right to purchase shares of New Preferred in such a financing, and (ii) does not purchase the maximum number of shares of New Preferred which such agreement entitles such stockholder to purchase. Notwithstanding any other provision of the Restated Certificate, shares of Series A Preferred Stock held by a Non-Participating Stockholder shall be automatically reclassified into a new Series of Preferred Stock to be referred to as Series A-1 Preferred Stock, such reclassification and the authorization of such Series A-1 Preferred Stock to require no further action on the part of the Corporation or the holder of such shares, and such reclassification to be deemed to have occurred immediately prior to the issuance of the New Preferred. Any shares so reclassified shall be noted as such on the books of the Corporation. The number of shares of Series A Preferred Stock authorized for issuance shall be reduced by the number of shares of Series A-1 Preferred Stock so created, and the number of shares of Series A-1 Preferred Stock shall be correspondingly increased. The rights and preferences of the Series A-1 Preferred Stock shall be equal in all respects to the Series A Preferred Stock, except for the different Conversion Rate applicable thereto resulting from the application of this paragraph. Subject to Section 4 below, all shares of Series A Preferred Stock and Series A-1 Preferred Stock shall vote together as a single class and shall be treated as a single class to the extent allowed under applicable law. In the event the Corporation issues no New Preferred within twelve (12) months after the initial issuance of Series A Preferred Stock, or if New Preferred is issued at a price per share equal to or in excess of the then applicable

Series A Conversion Price, this paragraph shall be eliminated from the Restated Certificate of Incorporation at the earliest practicable date.
          h. No Impairment. The Corporation will not without first obtaining the consent of the holders of a majority of the outstanding shares of each affected series of Preferred Stock avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.
          i. Certificate as to Adjustments. The Corporation shall promptly compute each applicable Conversion Price adjustment and provide each holder of Series A Preferred Stock a certificate describing such adjustment and showing in detail the facts upon which such adjustment is based. If requested in writing by any holder of Series A Preferred Stock, the Corporation shall provide such holder a certificate describing any Conversion Price adjustments, the current Conversion Price and the amount of Common Stock or other property issuable upon conversion of the particular series of Preferred Stock.
          j. Notices of Record Date. If the Corporation shall propose at any time:
               (a) to declare any dividend of distribution upon its Common Stock other than a distribution payable solely in Common Stock;
               (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
               (c) to effect any reclassification or recapitalization of its Common Stock; or
               (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;
     Then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock:
          (i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and
          (ii) in the case of the matters referred to (C) and (D) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).
     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the addresses for such stockholders as shown on the books of this Corporation.
     4. Voting
     Except as expressly provided by this Amended and Restated Certificate of Incorporation or as required by law, the holders of Series A Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of Series A Preferred Stock shall vote together as a single class on all matters. Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
     5. Protective Provisions
     For so long as not less than five hundred thousand (500,000) shares of Series A Preferred Stock remain outstanding (as adjusted for stock dividends, combinations and splits), this Corporation shall not, without the approval of the holders of at least a majority of the Series A Preferred Stock voting together as a single class on an as-converted basis take any action that:
          a. alters or changes the rights, preferences or privileges of the Series A Preferred Stock so as to materially and adversely affect such shares;
          b. amends the Corporation’s certificate of incorporation or bylaws in a manner that materially and adversely affects the holders of the Series A Preferred Stock.
     6. Status of Converted Shares
     In the event that any shares of Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
     7. Reservation of Shares
     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock.
ARTICLE V – INDEMNIFICATION OF DIRECTORS;
LIMITATION OF DIRECTOR LIABILITY
A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
C. Neither any amendment nor repeal of this Article V, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VI – BYLAWS
     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.
ARTICLE VII – ELECTION OF DIRECTORS
     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.
ARTICLE VIII – PERPETUAL EXISTENCE
     The Corporation is to have perpetual existence.
ARTICLE IX – BOARD OF DIRECTORS
     The number of directors which will constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation.
ARTICLE X – STOCKHOLDER MEETINGS

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.
ARTICLE XI – ACTION BY STOCKHOLDERS
A. Special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Chairman of the Board, the President, or the Board of Directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.
The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
Dated: July 11, 2008.

INTELIUS INC.
By:	/s/ Naveen Jain
Naveen Jain, President